UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 13, 2009

Valeant Pharmaceuticals International
(Exact Name of Registrant Specified in Charter)

Delaware	1-11397	33-0628076
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of Principal Executive Offices) (Zip Code)
(949) 461-6000
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
On August 13, 2009, Valeant Pharmaceuticals International (the “Company”) entered into an Exchange Agreement with certain holders (the “Holders”) of the Company’s 3.00% Convertible Subordinated Notes due August 16, 2010 (the “3% Notes”) pursuant to which such Holders will exchange $55,930,000 in aggregate principal amount of the 3% Notes for an aggregate cash payment of $55,924,407 (the “Cash Consideration”), plus accrued interests, and warrants (“Warrants”) to purchase 1,769,267 shares of the Company’s common stock (the “Warrant Shares”) at a per share purchase price of $31.61195691. The Cash Consideration represents 99.99% of the aggregate principal amount of the 3% Notes being exchanged.
The Warrants will be immediately exercisable and will terminate on August 16, 2010. The number of Warrant Shares and the per share purchase price thereof will be subject to adjustment upon stock splits and combinations, certain dividends and distributions, rights offerings, tender offers and consolidations, mergers and sales or conveyances of all or substantially all of the Company’s assets made or effected by the Company. The Warrants will be exercisable on a “cashless basis” only, meaning that, upon exercise, a portion of the Warrant will be canceled in payment of the purchase price payable in respect of the number of Warrant Shares purchased in connection with such exercise.
The exchange of the 3% Notes for the Cash Consideration and the Warrants pursuant to the Exchange Agreement will occur on August 17, 2009 and will be made without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) thereof.
Item 7.01 Regulation FD Disclosure.
The disclosure set forth in Item 3.02 above is hereby incorporated by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: August 14, 2009	By:	/s/ Peter J. Blott
Peter J. Blott
Executive Vice President and Chief Financial Officer